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                                                                       EXHIBIT 6

                                                                  April 24, 2000



Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992


To Pruco Life Insurance Company:

This opinion is furnished in connection with the registration by Pruco Life Insurance Company of variable universal life insurance contracts (the "Contracts") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 14 to Registration Statement No. 33-29181 on Form S-6 describes the Contracts. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:


         (1) The illustrations of cash surrender values and death benefits included in the prospectus section entitled "Illustrations" based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for male age 35 or male age 55, than to prospective purchasers of Contracts on males of other ages or on females.

         (2) The illustrations of the effect of an increase in the Contract fund on the increase in insurance amount shown in the section entitled "Death Benefit" is consistent with the provisions of the Contract.


I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.


Very truly yours,



/s/
---------------------------------------
Nancy D. Davis, FSA, MAAA
Vice President and Actuary
The Prudential Insurance Company of America